Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

December 1, 2015

MasterCard Incorporated

2000 Purchase Street

Purchase, New York 10577

Ladies and Gentlemen:

We have acted as counsel to MasterCard Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-204959) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance by the Company of €700,000,000 aggregate principal amount of 1.100% Notes due 2022 (the “2022 Notes”), €800,000,000 aggregate principal amount of 2.100% Notes due 2027 (the “2027 Notes”) and €150,000,000 aggregate principal amount of 2.500% Notes due 2030 (the “2030 Notes” and, together with the 2022 Notes and 2027 Notes, the “Notes”), pursuant to the Indenture dated March 31, 2014 (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

We have examined the Registration Statement; the Company’s prospectus dated July 15, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement dated November 23, 2015 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Indenture; an Officer’s Certificate dated December 1, 2015, setting forth the terms of the Notes; duplicates of the global notes representing the Notes; and the Underwriting Agreement dated November 23, 2015 (the “Underwriting Agreement”) among the Company and the several underwriters named therein. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

MasterCard Incorporated	-2-	December 1, 2015

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly executed by the Company in accordance with the law of the State of New York and, assuming due authentication of the Notes by the Trustee, and upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) the waiver of rights and defenses contained in Section 514 of the Indenture or (B) Section 110 of the Indenture relating to the separability of provisions of the Indenture.

MasterCard Incorporated	-3-	December 1, 2015

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Notes by the Company, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP